Exhibit 10.2

March 16, 2012

Ipsen Biopharm Ltd.

Attention: Company Secretary

190 Bath Road

Slough, Berkshire SL1 3XE

United Kingdom

Re:	Termination of Japan Distribution Rights under Development and Distribution Agreement

Dear Company Secretary:

This letter is written in connection with the Development and Distribution Agreement dated March 17, 2006 between Ipsen Biopharm Ltd. (formerly known as Ipsen Ltd) (“Ipsen”) and Medicis Pharmaceutical Corporation (“Medicis”), as amended (the “Agreement”). Capitalized terms not otherwise defined in this letter have the meaning set forth in the Agreement.

Pursuant to the Agreement, Medicis was granted rights with respect to the Current Product in the Territory, which includes Japan. Without affecting the remaining rights and obligations of the parties under the Agreement, by signing this letter, Ipsen and Medicis hereby agree to terminate Medicis’ right to distribute the Current Product in Japan effective as of the date of this letter. Such termination is without liability to either party resulting from such termination.

If you agree with the foregoing, please sign and return to me a fully executed copy of this letter. Please do not hesitate to contact me should you have any questions.

Sincerely,

Medicis Pharmaceutical Corporation

By:	/s/ Mark A. Prygocki, Sr.
Mark A. Prygocki, Sr.
President

7720 N. Dobson Road, Scottsdale, AZ 85256

602.808.8800 Fax: 602.808.0822

Letter dated March 16, 2012 re: termination of Japan rights

Acknowledged and agreed:

Ipsen Biopharm Ltd.

By:	/s/ John Charles Davis
Name:	John Charles Davis
Title:	Director and Company Secretary
Date:	March 26th, 2012

Cc:

SCRAS S.A.S.

Attn: General Counsel

24 rue Erlanger

75016 Paris, France